                               SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-
    6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                Grubb & Ellis Company
- --------------------------------------------------------------------------------
                   (Name of Registrant as Specified in its Charter)

                                         N/A
- --------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:
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    (2)  Aggregate number of securities to which transaction applies:
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    (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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    (4)  Proposed maximum aggregate value of transaction:
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    (5)  Total fee paid:
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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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

                                One Montgomery Street
                                    Telesis Tower
                           San Francisco,  California 94104

                                    April 5, 1996

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Grubb & Ellis Company (the "Company") to be held at 9:00 a.m. on May 14, 1996 in the Sea Cliff Room of the Sheraton Palace Hotel, 2 New Montgomery Street, San Francisco, California.

    For your consideration at the meeting are the election of seven directors to the Company's Board of Directors and an amendment to the 1990 Amended and Restated Stock Option Plan of the Company. The meeting will also provide an opportunity to review with you the business of the Company during 1995 and give you a chance to meet your directors.

    Your vote is important to the Company. Whether or not you plan to attend the meeting, please return a completed proxy card in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

    We look forward to seeing you at the meeting.

                                            Sincerely,

                                            /s/Joe F. Hanauer

                                            Joe F. Hanauer
                                            Chairman

                                GRUBB & ELLIS COMPANY

                                ONE MONTGOMERY STREET
                                    TELESIS TOWER
                           SAN FRANCISCO, CALIFORNIA 94104

                               -----------------------

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               TO BE HELD MAY 14, 1996

    The Annual Meeting of the Stockholders of Grubb & Ellis Company (the "Company") will be held in the Sea Cliff Room of the Sheraton Palace Hotel, 2 New Montgomery Street, San Francisco, California, on May 14, 1996 at 9:00 a.m. local time, for the following purposes:

    1. To elect seven (7) directors to the Board of Directors to serve for one year and until their successors are elected and qualified;

    2. To act upon an amendment to the Company's 1990 Amended and Restated Stock Option Plan; and

    3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

    Stockholders of record at the close of business on March 20, 1996 will receive this Notice and are entitled to vote at the Annual Meeting.

    PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

                                            BY ORDER OF THE BOARD
                                            OF DIRECTORS

                                            /s/Robert J. Walner

                                            Robert J. Walner
    Dated:  April 5, 1996                   Corporate Secretary

                                GRUBB & ELLIS COMPANY

                                   PROXY STATEMENT

                        SOLICITATION AND REVOCATION OF PROXIES

GENERAL INFORMATION

    The Board of Directors (the "Board") of Grubb & Ellis Company (the "Company") is soliciting your proxy for the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 14, 1996 at 9:00 a.m. in the Sea Cliff Room of the Sheraton Palace Hotel, 2 New Montgomery Street, San Francisco, California. Only holders of record of the Company's common stock, $.01 par value per share (the "Common Stock"), the Series A Senior Convertible Preferred Stock, $.01 par value per share (the "Series A Senior Preferred Stock"), the Series B Senior Convertible Preferred Stock, $.01 par value per share (the "Series B Senior Preferred Stock," and, together with the Series A Senior Preferred Stock, the "Senior Preferred Stock"), and the Junior Convertible Preferred Stock, $.01 par value per share (the "Junior Preferred Stock" and together with the Senior Preferred Stock, the "Preferred Stock"), at the close of business on March 20, 1996 (the "Record Date") will be entitled to vote at the Annual Meeting. The Common Stock and the Preferred Stock are sometimes collectively referred to herein as the "Capital Stock."

    Information in this Proxy Statement about the Company's directors or executive officers is provided only for the periods during which they held such positions.

RECORD DATE; VOTING RIGHTS

    This Proxy Statement and the enclosed proxy card are being mailed on or about April 5, 1996 to holders of the Capital Stock on the Record Date, who are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were outstanding 8,883,970 shares of Common Stock, 8,894 shares of Series A Senior Preferred Stock, 128,266 shares of Series B Senior Preferred Stock, and 150,000 shares of Junior Preferred Stock. Each of the holders of Common Stock (the "Common Stockholders") is entitled to one vote for each share of Common Stock held. The holders of Preferred Stock are entitled to vote in accordance with the number of shares of Common Stock into which their shares of Preferred Stock are convertible. As of the Record Date, the holder of Series A Senior Preferred Stock was entitled to 337,480 votes in the aggregate, the holder of Series B Senior Preferred Stock was entitled to 4,828,548 votes in the aggregate and the holder of Junior Preferred Stock was entitled to 2,674,511 votes in the aggregate. The total number of votes available at the Record Date was 16,724,509. The presence, in person or by proxy, of a majority of the votes which all of the Company's stockholders ("Stockholders") are entitled to cast will constitute a quorum.

PROXIES; REVOCATION OF PROXIES

    When the enclosed proxy card is executed, dated and delivered prior to the date of the Annual Meeting, the shares represented thereby will be voted by the persons named as proxy holders in accordance with your directions. If you return a properly signed and dated proxy card but do not mark a choice on one or more items, your shares will be voted in accordance with the recommendations of the Board as set forth in this Proxy Statement. You may revoke your proxy at any time prior to voting at the Annual Meeting by delivering written notice to the Secretary of the Company, by submitting a subsequently dated proxy card or by attending the meeting and voting by ballot before the polls are closed.

    The Board is not aware of any matters to be presented at the Annual Meeting other than the election of directors and an amendment to the 1990 Amended and Restated Stock Option Plan. If any other matters are properly presented, the persons named to act as proxy holders may vote on such matters in accordance with their discretion.

    The cost of the solicitation of proxies will be borne by the Company. The Company has engaged Morrow & Co., Inc. to solicit proxies for a fee of approximately $2,000 plus reasonable out-of-pocket expenses, estimated to be approximately $1,500. Banks, brokers and other nominees will be reimbursed for customary expenses incurred in connection with forwarding of the Company's proxy solicitation materials to beneficial holders. In addition, proxies may be solicited, without additional compensation, by directors, officers and other regular employees of the Company by telephone, mail or in person.

VOTING PROCEDURES AND REQUIRED VOTE

    Shares represented by proxies that reflect abstentions, withheld authority or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but are not considered as votes "cast" for the purpose of determining the outcome of a proposal. The election of each nominee for director will require the affirmative vote of a plurality of the voting power of the shares of Capital Stock represented at the

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

Annual Meeting and entitled to vote. Cumulative voting for the election of directors is not permitted. Unless authority to vote for any director is withheld in the proxy, votes will be cast in favor of election of all of the nominees. The affirmative vote of the holders of a majority of the votes represented by all shares of Capital Stock, present in person or by proxy and entitled to vote at the Annual Meeting, is required to adopt the proposed amendment to the 1990 Amended and Restated Stock Option Plan. All shares of Common Stock and Preferred Stock vote together as one class.


                              1.  ELECTION OF DIRECTORS

INFORMATION ABOUT THE BOARD

    The Board of Directors currently consists of seven directors. The Board held five meetings during the year ended December 31, 1995. It has standing Audit and Compensation Committees, which are described below. The Board does not have a Nominating Committee.

    AUDIT COMMITTEE. The Audit Committee recommends the appointment of auditors to the Board; approves the scope of the annual audit; reviews the audit results and compliance with the auditors' recommendations; reviews financial reports to stockholders; monitors the Company's accounting and the effectiveness of internal controls; and monitors compliance with certain aspects of the Company's conflicts-of-interest policy. The current members of the Audit Committee are R. David Anacker, Chairman, Lawrence S. Bacow and Robert J. McLaughlin. The Audit Committee met four times during 1995.

    COMPENSATION COMMITTEE. The functions of the Compensation Committee are the approval of compensation arrangements for the executive officers of the Company; proposing any compensation plans, including stock plans, in which directors and officers are eligible to participate; and administration of the Company's stock plans and certain other compensation plans. The current members of the Compensation Committee are Reuben S. Leibowitz, Chairman, and Lawrence S. Bacow. During 1995, the Compensation Committee met three times.

INFORMATION ABOUT THE NOMINEES FOR DIRECTOR

    The names of the persons who have been nominated by the Board for election as directors at the Annual Meeting are set forth below. There are no other nominees. Nominations for director are made by written notice to the Secretary of the Company, generally at least 14 days prior to the stockholders' meeting at which directors are to be elected. All nominees have consented to serve as directors if elected.

    If any nominee becomes unable to serve as a director, the proxies will be voted by the proxy holders for a substitute person nominated by the Board, and authority to do so is included in the proxy. The Board has no reason to believe that any of the nominees will be unable to serve as a director of the Company.

    STOCKHOLDERS' AGREEMENT. Pursuant to a stockholders' agreement ("Stockholders' Agreement") dated January 29, 1993, as amended, entered into in connection with a financial restructuring and recapitalization of the Company in 1993 ("1993 Recapitalization"), among the Company, Warburg, Pincus Investors, L.P. ("Warburg"), The Prudential Insurance Company of America ("Prudential") and Joe F. Hanauer, the parties agreed to vote all of their shares of Capital Stock in favor of the election to the Board of Mr. Hanauer (through the 1995 annual stockholders' meeting), one nominee designated by Prudential ("Prudential Nominee"), two nominees designated by Warburg ("Warburg Nominees") and such other nominees, not running in opposition to the Prudential Nominee or to the Warburg Nominees, who shall have been selected or approved as such by the Board. Upon notice from Prudential or Warburg, the parties will vote their shares of Capital Stock in favor of the election to the Board of one additional Prudential Nominee and one additional Warburg Nominee. The parties also agreed to vote against removal of the other party's nominees, and to exercise each party's best efforts to cause its representatives on the Board to vote in favor of a nominee of each other party to fill any vacancy on the Board created by the resignation, removal or death of such party's nominee if the effect of failing to so fill such vacancy would be that there would be fewer than the requisite number of Prudential Nominees or Warburg Nominees remaining on the Board. With respect to the 1996 election of directors, Messrs. Leibowitz and Santoleri have been designated as Warburg Nominees and Prudential has not designated a Prudential Nominee.

    To the Company's knowledge, Warburg, Prudential and all of the directors and executive officers of the Company intend to vote all of their shares of Capital Stock in favor of all nominees for director. As the holder of a majority of the outstanding shares of Capital Stock, Warburg has the power, without the vote of other Stockholders, to elect all nominees to the Board.

    The term of office of each nominee who is elected extends until the annual stockholders' meeting in 1997 and until his successor is elected and qualified.

    Neil R. Young was elected as a director by the Board on February 22, 1996, following the resignation of Allan D. Schuster, who was elected to the Board effective December 1, 1995 and resigned effective February 13, 1996.

    JOE F. HANAUER, 58, has been Chairman of the Board since January 1993. He served as Executive Chairman of the Company from June 1994 to September 1994 and as Chief Executive Officer of the Company from July 1994 to December 1995.
Since December 1988, Mr. Hanauer has been a general partner of Combined Investments, L.P., an investment management business located in Laguna Beach, California, whose investments include real estate. Since June 1993, Mr. Hanauer has served as a director of Axiom Real Estate Management, Inc. ("Axiom"), the Company's subsidiary engaged in property and facilities management. He served as a director and/or officer of certain other subsidiaries of the Company from February 1993 to December 1995. From February 1993 until July 1994, Mr. Hanauer, through Combined Investments, L.P., also provided operational and management services to the Company. From 1977 to December 1988, Mr. Hanauer was associated with Coldwell Banker Residential Group, Inc., serving as Chairman and Chief Executive Officer from 1984. He is also a director of MAF Bancorp. Mr. Hanauer was first elected as a director of the Company in January 1993 pursuant to the Stockholders' Agreement.

    NEIL R. YOUNG, 47, was elected President, Chief Executive Officer, and a director of the Company in February 1996. He has also served as a director and/or officer of certain subsidiaries of the Company, including serving as a director of Axiom since September 1994. From December 1995 to February 1996, he held the position of President of Commercial Brokerage Operations of the Company. From March 1994 to December 1995, he was President of the Company's Eastern Region, and President of the Midwest/Texas Region from January 1993 to January 1995, when the region was reorganized as part of the Eastern Region. He served prior to 1993 as an Executive Vice President, Regional Manager, district manager and sales manager of the commercial brokerage division in the Midwest Region. In addition to his other positions he was a Senior Vice President of the Company from January 1992 until February 1996. Mr. Young, who has been Executive Director of the Industrial Services Group and the Corporate Services Group of the Company since January 1995, has been with the Company since 1983.

    R. DAVID ANACKER, 60, has been Vice Chairman of Veriflo Corporation, an industrial equipment manufacturing firm located in Richmond, California, since November 1991. From November 1959 to November 1991, he was associated with ABM Industries, Inc. ("ABMI"), a property maintenance service firm located in San Francisco, California, serving as director from 1979 and as President and Chief Executive Officer from March 1984 through May 1989. He currently provides consulting services to ABMI. He served as a director of Axiom from August 1992 to July 1994. Mr. Anacker was elected as a director of the Company in May 1994.

    LAWRENCE S. BACOW, 44, is a professor at the Massachusetts Institute of Technology ("M.I.T.") Center for Real Estate and the M.I.T. Department of Urban Studies and Planning. He has served as Chairman of the M.I.T. Faculty since June 1995. He joined the M.I.T. faculty in 1977 and the M.I.T. Center for Real Estate in 1983, serving as the director of the Center for Real Estate from 1990 until 1992. Professor Bacow is also a director of La Salle Street Fund, a real estate investment trust. From December 1987 to June 1990, he was also a principal of Artel Associates, a company which provided investment banking services to real estate companies. Professor Bacow has served as a director of the Company since January 1993.

    REUBEN S. LEIBOWITZ, 48, a Warburg Nominee, is a Managing Director of E.M. Warburg, Pincus & Co., Inc. ("Warburg Pincus"), a venture banking and investment counseling firm, located in New York City. He has been associated with Warburg Pincus since 1984. Warburg Pincus is an affiliate of Warburg, the Company's principal stockholder. Mr. Leibowitz is also a director of Chelsea GCA Realty, Inc. and Pacific Greystone Corporation. Mr. Leibowitz was first elected as a director of the Company in January 1993 as a representative of Warburg pursuant to the Stockholders' Agreement.

    ROBERT J. MCLAUGHLIN, 63, is President of The Sutter Group, a management consulting firm located in Larkspur, California which he founded in 1982. Mr. McLaughlin has served as a director of the Company since September 1994.

    JOHN D. SANTOLERI, 32, a Warburg Nominee, has been a Managing Director of Warburg Pincus, located in New York City, since January 1996, and served as Vice President of Warburg Pincus from January 1995 to January 1996. From January 1992 to January 1995, Mr. Santoleri served as a Vice President of Warburg Pincus Ventures, Inc., the venture banking subsidiary of Warburg Pincus. He has been associated with Warburg Pincus since June 1989. From June 1985 to June 1989, he was associated with The Harlan Company, a New York-based real estate consulting firm, serving as Vice President from September 1988 to June 1989. Warburg, Pincus Ventures, Inc. is an affiliate of Warburg, the Company's principal stockholder. Mr. Santoleri also serves as a director of Chelsea GCA Realty, Inc. and Pacific Greystone Corporation. Mr. Santoleri was first elected as a director of the Company in January 1993 as a representative of Warburg pursuant to the Stockholders' Agreement.

INFORMATION CONCERNING EXECUTIVE OFFICERS

    In addition to Messrs. Hanauer and Young, the following are executive officers of the Company:

    ROBERT J. HANLON, JR., 49, has been Senior Vice President and Chief Financial Officer of the Company since December 1993. He also serves as a director and/or officer of certain subsidiaries of the Company, including serving as a Vice President of Axiom since January 1996. Prior to joining the Company, Mr. Hanlon, who is a Certified Public Accountant, was employed by Prudential, in Newark, New Jersey, for over 23 years, serving as Senior Vice President and Chief Financial Officer of its affiliate, Prudential Capital Corporation, from 1985 through 1989 and as Executive Vice President, Finance and Administration, of Prudential's affiliate, Prudential Relocation Management, from 1990 through 1993.

    STEVEN F. POPE, 47, has been Senior Vice President and Director of
Marketing of the Company since June 1994. Prior to that time, he was associated with the Commercial Investment Real Estate Institute, a real estate professional society and training firm located in Chicago, Illinois, serving as Executive Vice President from November 1984 to June 1994.

    PHILLIP D. ROYSTER, 52, has been President of the Company's Pacific Southwest Region since January 1992 and a Senior Vice President of the Company since May 1990. Since January 1996, his managerial responsibilities were extended to include the entire Western regional commercial brokerage operations of the Company. He also serves as a director and/or officer of certain subsidiaries of the Company. He has been Executive Director of the Retail Services Group of the Company since March 1995. Mr. Royster was President of the Company's California Region from January 1990 to January 1992, and a Senior Vice President of the Company's commercial brokerage division from February 1984 to May 1990.

    ROBERT J. WALNER, 49, has been Senior Vice President, Corporate Secretary and General Counsel of the Company since January 1994. He also serves as a director and/or officer of certain subsidiaries of the Company, including serving as a Vice President of Axiom since January 1996. From August 1992 to January 1994, Mr. Walner was engaged in a private law and consulting practice, and was of counsel to Lawrence Walner & Associates, Ltd. in Chicago, Illinois, a law firm specializing in state and federal class action litigation on a national basis. From November 1979 to August 1992, he was Senior Vice President, General Counsel and Secretary of The Balcor Company, a subsidiary of American Express Company.

           THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR
               THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS.

           2.  AMENDMENT TO THE 1990 AMENDED AND RESTATED STOCK OPTION PLAN

    The Board has approved and is recommending that Stockholders approve an amendment to the Company's 1990 Amended and Restated Stock Option Plan (the "Plan") which would increase the number of shares of Common Stock authorized for the grant of options and provide flexibility in setting exercise requirements.

    The Board believes that stock options provide an important incentive in attracting and retaining key employees and associates of the Company and wants to ensure that there are sufficient shares authorized to provide appropriate equity incentives. As of March 1, 1996, there were outstanding options to purchase 1,111,900 shares under the Plan and 238,100 shares available for the grant of options. In order to provide shares of Common Stock authorized for the grant of options in an amount deemed necessary to provide appropriate equity incentives to directors and key employees, the Board has recommended amendment of the Plan to authorize a total of 1,500,000 shares of Common Stock for the grant of options, which represents an increase of 150,000 shares of Common Stock authorized for issuance under the Plan.

    In addition, the Board believes that flexibility in setting exercise requirements in connection with the grant of stock options will assist in attracting and retaining key employees and associates of the Company. Therefore, the amendment to the Plan which has been adopted by the Board provides discretion to the Compensation Committee in setting exercise requirements for options granted pursuant to the Plan.

DESCRIPTION OF THE PLAN

    Under the Plan, "incentive stock options," as defined in the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options, which do not qualify for treatment as incentive stock options, may be granted to key employees, including executive officers, and non-management directors who are not members of the Compensation Committee. The Plan provides that the Company may extend eligibility to independent contractors associated with the Company who are not directors under certain conditions, but the Company has not yet done so. The Plan is administered by the Compensation Committee, which is authorized, among other powers, to determine the persons to whom options will be granted, the number of option shares to be granted, and the exercise price, term and vesting requirements of options, subject to the terms of the Plan. Each option has a term no longer than ten years from the date of grant, except that no incentive stock option granted to an optionee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company ("Ten-Percent Holder") at the date of grant may be exercisable more than five years after the date of grant. The exercise price of each option granted is from 50% to 100% of the fair market value per share of the Common Stock on the date of grant, as set by the Compensation Committee, subject to the requirement that the exercise price of incentive stock options granted to a Ten-Percent Holder must not be less than 110% of the fair market value per share at the date of grant. The aggregate exercise price is payable in cash, by delivery of Common Stock, or by a combination of both. Vesting accelerates upon certain conditions related to changes of control of the Company or at the discretion of the Compensation Committee. No incentive stock options may be granted after May 16, 2000 under the Plan. No option granted under the Plan may be assigned or transferred by the optionee except upon death. During the lifetime of the optionee, the option may be exercised only by him or her. The Plan provides for appropriate adjustments in the number and kind of shares subject to the Plan and to outstanding options in the event of a stock split, stock dividend or certain other types of recapitalizations. The Plan will terminate upon issuance of all shares reserved for the Plan or earlier upon termination by the Board.

DESCRIPTION OF PROPOSED CHANGES

    EFFECTIVE DATE. The effective date of the amendment will be November 21, 1995.

    SHARES AUTHORIZED. If approved by Stockholders, an increase of 150,000 shares, for a total of 1,500,000 shares, of Common Stock will be authorized for the grant of options under the Plan.

    EXERCISABILITY. The proposed amendment would permit the Compensation Committee to determine, on an individual basis, the requirements for the exercise of options granted under the Plan, subject only to limits of the Code with respect to incentive stock options. Currently, the Plan provides that vested options may be exercised at any time during their term so long as the optionee is associated with the Company, or within one year of the death of an optionee as specified above, or within three months of termination of employment or service as a director. Pursuant to the proposed amendment, the Compensation Committee would have broad discretion to determine the requirements for the exercise of options, including through amendment of outstanding options.

    Approval of the Company's Stockholders is required to adopt the proposed amendment to the Plan. Generally, stockholder approval is required for Plan amendments which would increase the number of authorized shares for the Plan, or as necessary to comply with requirements of regulatory agencies in the judgment of the Company.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

    The Plan is neither a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Code, nor an "employee benefit plan" subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The following summary is for general information only and is limited to a discussion of federal income tax consequences of the grant, and exercise by cash payment, of options granted under the Plan and the sale of shares upon option exercise, based upon the Code, regulations thereunder, rulings and decisions now in effect, all of which are subject to change. The summary does not discuss all aspects of income taxation that may be relevant to a particular participant in light of his or her personal circumstances.

    INCENTIVE STOCK OPTIONS. There is no taxable event to either the Company or the optionee at the date of grant or exercise of an incentive stock option; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an "item of tax preference" for the optionee for purposes of alternative minimum tax. The amount realized by an optionee upon the sale of stock issued on exercise of an incentive stock option over the aggregate exercise price of the shares is taxable as long-term capital gain, and no deduction is available to the Company. However, if an optionee sells the shares acquired through exercise of the option within two years from grant or one year from exercise ("disqualifying disposition"), then the optionee recognizes ordinary income to the extent that the lower of the fair market value of the shares at the date of exercise or the sales price exceeds the exercise price, and the Company has a corresponding tax deduction. The Company will be required to withhold taxes on such ordinary income realized by an optionee who is an employee in order to be entitled to the tax deduction. Any additional gain realized upon sale would be taxable as capital gain.

    NON-QUALIFIED STOCK OPTIONS. With respect to non-qualified options, there is no taxable event to either the Company or the optionee at the date of grant. Upon exercise of an option under the Plan, the optionee will realize ordinary income based upon the difference between the fair market value of the underlying Common Stock at the date of exercise and the exercise price, and the Company will have a corresponding tax deduction. The Company will be required to withhold taxes on the ordinary income realized by an optionee who is an employee upon exercise of non-qualified stock options in order to be entitled to a deduction. An optionee's basis for the stock for purposes of determining his gain or loss on the subsequent disposition of the shares generally will be the fair market value of the underlying Common Stock on the date of the exercise of the option. Such gain or loss upon sale will be treated as short- or long-term capital gain or loss depending upon the holding period.

OTHER INFORMATION

    Approximately 100 persons would be considered "key employees" (including two employees who are directors and executive officers, and four other executive officers, of the Company) and therefore eligible for the grant of options under the Plan, along with three eligible non-employee directors. The closing market price of the Common Stock on the New York Stock Exchange Composite Tape on March 26, 1996 was $2.625 per share.

NEW PLAN BENEFITS TABLE

    The following table shows the determinable benefits that will be received by each of the designated persons or groups under the Plan if the proposed amendment to the Plan set forth in this Proxy Statement is approved.

                                  NEW PLAN BENEFITS


                                                      1990 AMENDED AND RESTATED STOCK OPTION PLAN
                                                      -------------------------------------------
NAME AND POSITION                                      DOLLAR VALUE ($)(1)     NUMBER OF UNITS
- ---------------------------------------------------    -------------------     ---------------
Joe F. Hanauer
 Chairman and Former Chief Executive Officer                  ---                   ---
Neil R. Young
 President and Chief Executive Officer                     $112,500              450,000(2)
Robert J. Hanlon, Jr.
 Senior Vice President and Chief Financial Officer            ---                   ---
Phillip D. Royster
 Senior Vice President and
 President of the Pacific Southwest Region                    ---                   ---
Robert J. Walner
 Senior Vice President, General Counsel
 and Corporate Secretary                                      ---                   ---
Allan D. Schuster
 Former President and Chief Executive Officer(3)              ---                   ---
Executive Group                                            $112,500              450,000
Non-Executive Director Group                                  ---                   ---
Non-Executive Officer Employee Group                          ---                   ---


- -------------------

(1) Based on the closing price per share of the Common Stock on March 26, 1996 of $2.625 per share.

(2) In February 1996, Mr. Young, a nominee for re-election to the Board, was granted, in conjunction with his appointment as President and Chief Executive Officer, an option to purchase 450,000 shares of Common Stock at an exercise price of $2.375 per share. The exercise price represents full market value at the date of grant. The option, which expires in ten years, vests in five equal, annual installments commencing on December 31, 1996. The option is exercisable in certain circumstances beyond the time periods specified in the current Plan and, therefore, its effectiveness is contingent upon Stockholder approval of the proposed amendment to the Plan.

(3) In November 1995, Mr. Schuster was granted an option to purchase 500,000 shares of Common Stock at an exercise price of $2.125 per share, or full market value at the date of grant, in conjunction with his appointment as President and Chief Executive Officer. The option was exercisable in certain circumstances beyond the time periods specified in the current Plan and, therefore, was subject to Stockholder approval of the proposed amendment to the Plan. However, the option was canceled upon his resignation prior to becoming effective.


       THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL
         OF THE AMENDMENT TO THE 1990 AMENDED AND RESTATED STOCK OPTION PLAN.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                    AND MANAGEMENT

     The following table sets forth information as of February 1, 1996 concerning beneficial ownership of Common Stock by known beneficial holders of more than 5% of the outstanding Common Stock, directors, named executive officers, and all current directors and executive officers as a group. Unless otherwise noted, the listed persons have sole voting and dispositive powers with respect to the shares held in their names, subject to community property laws if applicable.


                                           Amount and Nature of          Percent
                                           Beneficial Ownership        of Class (1)
                                           --------------------        ------------
Warburg, Pincus Investors, L.P.
 466 Lexington Avenue                        10,118,339(2)(5)              68.7%
 New York,  NY 10017
The Prudential Insurance                      3,422,060(3)(5)              28.7%
 Company of America
 Four Gateway Center
 Newark,  NJ 07102
Joe F. Hanauer                                  892,860(4)(5)(6)(7)         9.2%
 Grubb & Ellis Company
 One Montgomery Street
 Telesis Tower
 San Francisco, CA 94104
Neil R. Young                                    26,430(6)                   *
R. David Anacker                                 11,334(6)                   *
Lawrence S. Bacow                                10,800(6)(7)                *
Robert J. Hanlon, Jr.                            18,387(6)(7)                *
Reuben S. Leibowitz                                   0(2)                  --
Robert J. McLaughlin                              6,334(6)                   *
Phillip D. Royster                                9,250(6)                   *
John D. Santoleri                                     0(2)                  --
Robert J. Walner                                 43,728(6)(7)                *
Allan D. Schuster                                     0                     --
All current directors and executive
 officers as a group (11 persons)             1,027,592(6)(7)              10.5%


*Does not exceed 1.0%.

- --------------------------

(1) Percentages total more than 100% due to the requirement to count derivative securities for certain purposes. The percentage of shares of Common Stock beneficially owned by each designated person assumes that no other person exercises currently outstanding warrants, options or convertible securities.

(2) At February 1, 1996, Warburg beneficially owned 10,118,339 shares of Common Stock through its ownership of (i) 4,277,433 shares of Common Stock, (ii) 128,266 shares of Series B Senior Preferred Stock which are convertible into an aggregate of 4,828,548 shares of Common Stock and (iii) currently exercisable warrants to purchase an aggregate of 1,012,358 shares of Common Stock. The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Company, a New York general partnership that has the same general partners as WP ("E.M. Warburg"), manages Warburg. Lionel I. Pincus is the managing partner of WP and E.M. Warburg and may be deemed to control them. WP has a 20% interest in the profits of Warburg and, through its wholly-owned subsidiary, E.M. Warburg, Pincus & Co., Inc. ("Warburg Pincus"), owns 1.13% of the limited partnership interests in Warburg. Each of Messrs. Leibowitz and Santoleri, directors of the Company, is a Managing Director of Warburg Pincus and a general partner of WP and E.M. Warburg. As such, they may each be deemed to be a beneficial owner of an indeterminate portion of the shares of Common Stock beneficially owned by Warburg, Warburg Pincus and WP. Each of Messrs. Leibowitz and Santoleri disclaims any such beneficial ownership.

(3) At February 1, 1996, Prudential beneficially owned 3,422,060 shares of Common Stock through its ownership of (i) 397,549 shares of Common Stock,
    (ii) 150,000 shares of Junior Preferred Stock which are convertible into an aggregate of 2,674,511 shares of Common Stock, and (iii) currently exercisable warrants to purchase an aggregate of 350,000 shares of Common Stock.

(4) At February 1, 1996, Mr. Hanauer beneficially owned 892,860 shares of Common Stock, through his direct ownership of 7,450 shares of Common Stock, and through his ownership of the following securities held in a trust of which Mr. Hanauer is the trustee and he and his wife and children are beneficiaries: (i) 67,806 shares of Common Stock, (ii) 8,894 shares of Series A Senior Preferred Stock convertible into an aggregate of 337,480 shares of Common Stock, (iii) currently exercisable warrants to purchase an aggregate of 318,017 shares of Common Stock, (iv) an option granted under a Company stock option plan which is exercisable for 124,284 shares, and (v) warrants to purchase 37,823 shares of Common Stock, which will be exercisable only in the event the Company pays certain liabilities after January 29, 1993 which exceed an aggregate of $1,500,000 ("Contingent Warrants"). Such Contingent Warrants, which expire in January 1998, have an aggregate exercise price equal to the lesser of the amount by which such excess liabilities exceed $500,000 or $3.46 multiplied by the number of shares issuable upon exercise, and will be exercisable by Mr. Hanauer for a period of 90 days.

(5) Pursuant to the rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Prudential, Warburg and Mr. Hanauer may be deemed to be a "group," as defined in Section 13(d) of such Act. Prudential, Warburg and Mr. Hanauer do not affirm the existence of such a group and disclaim beneficial ownership of shares of Common Stock beneficially owned by any other party.

(6) Includes options under the Company's stock option plans which are exercisable for the following numbers of shares: Mr. Hanauer -- 124,284; Mr. Young -- 14,000; Mr. Anacker -- 3,334; Professor Bacow -- 10,000; Mr. Hanlon -- 14,000; Mr. McLaughlin -- 3,334; Mr. Royster -- 9,000; Mr. Walner -- 16,000; and all current directors and executive officers as a group -- 197,952.

(7) Includes 800 shares held by the son of Professor Bacow. Includes 2,400 shares held by Mr. Hanlon jointly with his wife. Includes shares held in trust for the benefit of immediate family members as follows: Mr. Hanauer -- 67,806; Mr. Walner -- 20,000.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers, chief accounting officer and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Such persons are required to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely upon review of copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1995, such persons complied with all Section 16(a) filing requirements applicable to them.

                                EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth, for all persons who served as Chief Executive Officer in 1995 and for each of the other four most highly-compensated executive officers of the Company as of December 31, 1995, compensation earned, including deferred compensation, for services in all capacities with the Company and its subsidiaries for the fiscal years ended December 31, 1995, 1994 and 1993.

                              SUMMARY COMPENSATION TABLE



                                                                                             Long-Term
                                                                                           Compensation
                                                                  Annual Compensation         Awards
                                                             ---------------------------   ------------

                                                                                            Securities
                                                                                            Underlying      All Other
               Name and                                                Salary     Bonus    Options/SARs   Compensation
          Principal Position                                 Year       ($)        ($)        (#) (1)         ($)
- --------------------------------------------                 ----     -------    -------   ------------   ------------
Joe F. Hanauer                                              1995     180,000    120,000      102,850             0
 Chairman and Former                                        1994      90,000    200,000            0        90,000
 Chief Executive Officer(2)                                 1993           0          0      135,000       165,000

Neil R. Young                                               1995     260,000          0       90,000         1,000(3)
 President and Chief Executive Officer(4)                   1994     171,000    124,000            0         2,000(3)
                                                            1993     220,000     69,000       15,000         2,000(3)

Robert J. Hanlon, Jr.                                       1995     175,000     50,000       40,000         1,000(3)
 Senior Vice President and                                  1994     175,000     70,000       15,000         2,000(3)
 Chief Financial Officer                                    1993          --         --           --            --

Phillip D. Royster                                          1995     171,000     35,000       15,000         1,000(3)
 Senior Vice President and                                  1994     171,000     20,000            0         2,000(3)
 President of the Pacific Southwest Region                  1993     159,000      8,000       15,000         1,000(3)

Robert J. Walner                                            1995     140,000     45,000       40,000         1,000(3)
 Senior Vice President, General Counsel                     1994     140,000     56,000       20,000         1,000(3)
 and Corporate Secretary                                    1993          --         --           --            --

Allan D. Schuster                                           1995      29,000          0      500,000             0
 Former President and                                       1994          --         --           --            --
 Chief Executive Officer(5)                                 1993          --         --           --            --


- --------------------------

(1) The amounts represent options to purchase the designated numbers of shares of Common Stock.

(2) Mr. Hanauer served as Chief Executive Officer from July 1994 to December 1995, and as Chairman of the Board since January 1993. All other compensation for 1993 and 1994 represents amounts earned pursuant to a consulting agreement effective from February 1993 through June 1994, between the Company and Combined Investments, L.P., a company of which Mr. Hanauer is the general partner, pursuant to which Mr. Hanauer provided operational and management services to the Company prior to Mr. Hanauer's election as Chief Executive Officer.

(3) Represents Company contributions to the 401(k) plan accounts of the designated individuals.

(4) Mr. Young served as Senior Vice President and President of the Eastern Region of the Company during the time periods specified, until his election as President of Commercial Brokerage Operations in December 1995, and President and Chief Executive Officer of the Company in February 1996.

(5) Mr. Schuster served as President and Chief Executive Officer from December 1995 to February 1996. Due to his resignation, Mr. Schuster's option was canceled.

                        OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                                                               Potential Realizable Value at
                                                                                  Assumed Annual Rates of
                                                                                  Stock Price Appreciation
                                Individual Grants                                    For Option Term (1)
- --------------------------------------------------------------------------------   ----------------------

                            Number of      Percent
                            Securities     of Total
                            Underlying   Options/SARs   Exercise
                           Options/SARs   Granted to     or Base
                            Granted(2)   Employees in    Price       Expiration        5%           10%
      Name                     (#)       Fiscal Year     ($/SH)         Date          ($)           ($)
- ------------------------   ------------  ------------   --------   -------------   --------    ----------
Joe F. Hanauer(3)           102,850         12%         $1.875     Jan. 4, 2003    $92,036      $220,426
Neil R. Young(4)             40,000          4%         $1.875     Jan. 4, 2003    $35,794       $85,727
                             50,000          6%         $2.125    Nov. 21, 2003    $50,730      $121,506
Robert J. Hanlon, Jr.(5)     40,000          4%         $1.875     Jan. 4, 2003    $35,794       $85,727
Phillip D. Royster(5)        15,000          2%         $1.875     Jan. 4, 2003    $13,423       $32,148
Robert J. Walner (5)         40,000          4%         $1.875     Jan. 4, 2003    $35,794       $85,727
Allan D. Schuster(6)        500,000         56%         $2.125    Nov. 21, 2005   $668,200    $1,693,351


- --------------------------

(1) The potential realizable value is calculated from the market price per share, assuming the Common Stock appreciates in value at the stated percentage rate from the date of grant of an option to the expiration date. Actual gains, if any, are dependent on the future market price of the Common Stock.

(2) The amounts represent options to purchase the designated numbers of shares of Common Stock granted, at exercise prices based upon full market value on the dates of grant, under the Plan. Vesting accelerates upon certain conditions related to changes of control of the Company or at the discretion of the Compensation Committee.

(3) Mr. Hanauer's option was granted on January 4, 1995 at an exercise price of $1.875 per share, vesting in three, equal annual installments commencing one year from the date of grant, with acceleration of vesting in the event of termination of his services as a director.

(4) Mr. Young was granted an option to purchase 40,000 shares at an exercise price of $1.875 per share on January 4, 1995, and an option to purchase 50,000 shares at an exercise price of $2.125 per share on November 21, 1995, each vesting in five, equal annual installments commencing one year from the date of grant.
(5) The options of Messrs. Hanlon, Royster and Walner each were granted on January 4, 1995 at an exercise price of $1.875 per share, and vest in five, equal annual installments commencing one year from the date of grant.

(6) Mr. Schuster's option was granted on November 21, 1995 at an exercise price of $2.125 per share, vesting in five, equal annual installments commencing on December 31, 1996, and certain other vesting conditions set forth in his employment agreement with the Company. This option was subject to approval of the proposed amendment to the Plan set forth in this Proxy Statement. Due to his resignation, Mr. Schuster's option was canceled.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                  OPTION/SAR VALUES



                              Shares                           Number of Securities            Value of Unexercised
                            Acquired on                       Underlying Unexercised       In-the-Money Options/SARs at
                             Exercise                        Options/SARs at FY-End(#)              FY-End($)
      Name                     (#)       Value Realized($)   Exercisable/unexercisable     Exercisable/Unexercisable(1)
- -------------------------  ------------  -----------------   -------------------------     ----------------------------
Joe F. Hanauer                --               --                90,000/147,850                       --
Neil R. Young                 --               --                  6,000/99,000                       --
Robert J. Hanlon, Jr.         --               --                  6,000/49,000                       --
Phillip D. Royster            --               --                  6,000/24,000                       --
Robert J. Walner              --               --                  8,000/52,000                       --
Allan D. Schuster             --               --                     0/500,000                       --


- --------------------------

(1) The value of unexercised in-the-money options at fiscal year-end was calculated based on the closing price of the Common Stock as reported on the New York Stock Exchange on December 31, 1995 ($1.875 per share). There were no in-the-money options outstanding at end of the 1995 fiscal year of the Company.

COMPENSATION OF DIRECTORS

    Only directors who are not employees of the Company and who are neither holders of five percent or more of the Capital Stock of the Company ("Five-Percent Holders") nor employees or affiliates of entities which are Five-Percent Holders ("Outside Directors"), receive compensation for serving on the Board and on its committees. Such compensation currently consists of an annual retainer fee of $15,000 and a fee of $1,000 for each Board or committee meeting attended. These fees are set by the Board.

    In addition, under the 1993 Stock Option Plan for Outside Directors,
Outside Directors each receive an option to purchase 10,000 shares of Common Stock upon the date of first election to the Board, with an exercise price equal to market value on such date.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

    In connection with the appointment of Neil R. Young as President and Chief Executive Officer of the Company on February 22, 1996, Mr. Young has agreed to serve in such capacities for a term expiring in June 1999, with an option to extend the term for an additional year. He will receive an annual salary of $400,000 through June 30, 1997, which salary thereafter increases to $425,000 per year. He is eligible to receive incentive compensation for fiscal years 1997, 1998 and 1999 targeted at 50% of his annual salary, based upon achievement of certain Company performance levels to be determined, with a minimum incentive payment of $125,000 to be paid with respect to the 1997 fiscal year. Mr. Young also was granted, subject to Stockholder approval of an amendment to the Plan, a non-qualified option to purchase 450,000 shares of Common Stock at an exercise price of $2.375 per share, with a ten-year term and five-year vesting, with the first installment vesting on December 31, 1996. The option contains additional terms related to vesting and exercise of the option. See "Proposal 2. Amendment to the 1990 Amended and Restated Stock Option Plan -- New Plan Benefits Table." Additional terms and conditions of Mr. Young's employment with the Company have not yet been determined, and will be set forth in an employment agreement expected to be entered into between Mr. Young and the Company.

    Mr. Walner, Senior Vice President, General Counsel and Corporate Secretary, is entitled to receive severance compensation in an amount equal to up to nine months' salary and reimbursement of certain out-of-pocket expenses under certain circumstances relating to the location required for performance of his services, in the event that he resigns from employment with the Company.

    Mr. Schuster, formerly President and Chief Executive Officer, had entered into an employment agreement with the Company in November 1995, pursuant to which he was to be employed for a five-year term in such capacities, to receive an annual salary beginning at $350,000 and ending at $415,000, an option to purchase 500,000 shares of Common Stock at an exercise price of $2.125 per share, subject to Stockholder approval of an amendment to the Plan, eligibility for incentive compensation based upon achievement of certain objectives, with a minimum bonus of $175,000 for each of the first two years of the term, and reimbursement of certain out-of-pocket expenses for relocation. The agreement provided for acceleration of vesting of the option, payment of one year's salary, and payment of certain incentive compensation, under certain conditions related to termination of Mr. Schuster's employment in the event of a change in control of the Company. On February 7, 1996, Mr. Schuster resigned from employment with the Company, effective in 60 days. On February 13, 1996, the Board accepted Mr. Schuster's resignation as President and Chief Executive Officer. Following his resignation,

Mr. Schuster's stock option was canceled. On March 21, 1996, the Company received a letter from an attorney for Mr. Schuster which alleges that the Company has breached the terms of the employment agreement and claims that Mr. Schuster is entitled to receive an unspecified amount of compensation and reimbursement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee are Reuben S. Leibowitz (Chairman) and Lawrence S. Bacow. Neither of the members of the Compensation Committee has served as an officer or employee of the Company.

    Mr. Leibowitz is a Managing Director of E.M. Warburg, Pincus & Co., Inc., an affiliate of Warburg. Warburg, Prudential and Mr. Hanauer are parties to certain agreements with, and hold certain securities of, the Company in connection with a restructuring of the Company's indebtedness and equity financing in 1993 and 1994 (the "Recapitalizations") as follows. See also, "Information About the Nominees for Director" and "Security Ownership of Certain Beneficial Owners and Management" above.

    INDEBTEDNESS TO PRUDENTIAL. Pursuant to a Senior Note, Subordinated Note and Revolving Credit Note Agreement dated as of November 2, 1992, as amended (the "Note Agreement"), between the Company and Prudential, the Company has issued to Prudential, and there are currently outstanding, the following promissory notes to evidence the Company's indebtedness as indicated: a) $10 million principal amount of 9.90% Senior Notes, the principal of which is due in two equal installments in November 1997 and November 1998; b) $10.9 million principal amount of "payment-in-kind" notes (the "PIK Notes"), for which the interest rate changed from 10.65% to 11.65% per annum in January 1996, the principal of which is due in two, approximately equal installments in November 2000 and November 2001; and c) a $5 million revolving credit note with an interest rate per annum of 2.5% above LIBOR, which is due in November 1999.

    The largest aggregate indebtedness of the Company to Prudential since January 1995 was approximately $27.4 million of principal, which is currently outstanding. The accrued and unpaid interest on such indebtedness was, at March 31, 1996, approximately $470,000, excluding accrued interest of approximately $1.5 million on the PIK Notes, which has been added to the principal indebtedness. The Note Agreement contains certain financial covenants and restrictions on the Company's ability to make loans, investments and certain other payments.

    PRUDENTIAL'S OWNERSHIP OF SECURITIES OF THE COMPANY. Prudential owns 150,000 shares of Junior Preferred Stock which are convertible to an aggregate of 2,674,511 shares of Common Stock at a conversion price per share of $5.61. The cumulative dividend rate on the Junior Preferred Stock is 5% per annum until January 2002, when it increases to 10% per annum, increasing to 11% and 12% each of the next two years, respectively. Beginning in January 2005, the rate increases by 2% each year. Prudential also owns 397,549 shares of Common Stock, acquired in 1993 through exercise of a warrant and paid for by cancellation of certain indebtedness of the Company to Prudential. In addition, Prudential owns a warrant to purchase 200,000 shares of Common Stock at an exercise price of $3.50 per share, which expires in December 1998, and a warrant to purchase 150,000 shares at an exercise price of $2.375 per share, which expires in November 1999.

    WARBURG'S OWNERSHIP OF SECURITIES OF THE COMPANY. Warburg owns 4,277,433 shares of Common Stock and 128,266 shares of Series B Senior Preferred Stock, convertible into an aggregate of 4,828,548 shares of Common Stock at a conversion price per share of $2.66. Warburg also owns a warrant to purchase 687,358 shares of Common Stock at an exercise price of $3.50 per share, which expires in January 1998, and a warrant to purchase 325,000 shares of Common Stock at an exercise price of $2.375 per share, which expires in November 1999.

    MR. HANAUER'S OWNERSHIP OF SECURITIES OF THE COMPANY. As a result of the Recapitalizations, Mr. Hanauer, through his family trust, owns 8,894 shares of Series A Senior Preferred Stock, convertible to 337,480 shares of Common Stock, with a conversion price per share of $2.64. Mr. Hanauer also owns warrants to purchase 86,865 shares of Common Stock at an exercise price of $3.67 per share and 231,152 shares of Common Stock at an exercise price of $3.46 per share. In addition, Mr. Hanauer owns warrants to purchase 37,823 shares of Common Stock, with an aggregate exercise price equal to the lesser of the amount by which certain liabilities of the Company exceed $500,000 or $3.46 multiplied by the number of shares issuable upon exercise, and which are exercisable for 90 days only in the event that the Company pays certain liabilities which exceed an aggregate of $1,500,000. All warrants owned by Mr. Hanauer expire in January 1998. The Preferred Stock and warrants owned by Mr. Hanauer have broad anti-dilution provisions. The numbers of shares of Common Stock into which the securities are convertible, and the conversion or exercise prices presented, are the result of anti-dilution adjustments through January 1, 1996.

    The dividend rate on the Senior Preferred Stock owned by both Warburg and Mr. Hanauer is 12% per annum, and will increase by 2% per annum effective beginning in January 2005.

    STOCKHOLDERS' AGREEMENT. In connection with the Recapitalizations, Warburg, Prudential, Mr. Hanauer and the Company entered into the Stockholders' Agreement in January 1993 pursuant to which such parties have agreed, among other things, to vote all of their shares of Capital Stock in favor of the election to the Board of Mr. Hanauer (through the 1995 annual stockholders' meeting), one nominee designated by Prudential, two nominees designated by Warburg and such other nominees, not running in opposition to the Prudential Nominee or to the Warburg Nominees, selected by the Board. Upon notice from Prudential or Warburg, the parties will vote their shares of Capital Stock in favor of the election to the Board of one additional Prudential Nominee and one additional Warburg Nominee. Messrs. Leibowitz and Santoleri were nominated for election as directors by Warburg. There are no Prudential Nominees. The Stockholders' Agreement also grants to Warburg, Prudential and Mr. Hanauer certain registration rights with respect to the securities received by them in the Recapitalizations.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT, THAT MIGHT INCORPORATE OTHER FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT AND THE SECTION ENTITLED, "STOCK PRICE PERFORMANCE" SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee has furnished the following report on executive compensation:

    The Compensation Committee has developed and implemented compensation policies, plans and programs which seek to reward achievement of positive financial results for the Company, and thus enhance Stockholder value. Providing longer-term equity incentives has been an important additional method of aligning closely the financial interests of the Company's senior officers with those of its Stockholders.

    In order to attract and retain outstanding executives with the potential to contribute significantly to the success of the Company, the Compensation Committee's policies have sought to compensate executives commensurate with executives of equivalent-sized firms in terms of revenues and with similar responsibilities, but not necessarily with reference to companies in the Peer Group of companies referred to below under "Stock Price Performance."

    The Compensation Committee's policies include the objective of assuring, to the extent deemed appropriate in each case, qualification of each executive's compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which section generally imposes a $1 million cap on deductibility for any taxable year of the compensation for each of the chief executive officer and the other four most highly compensated executive officers.

    During 1995, executive officers were eligible to receive compensation consisting of three components: base salary, cash incentive compensation and longer-term equity incentives. The Compensation Committee reviewed with Mr. Hanauer the compensation of all executive officers (except that his compensation as the Chief Executive Officer was reviewed in his absence). Base salaries were approved on the basis of the Compensation Committee members' knowledge of competitive salaries as described above and judgments about the executives' individual past performance, level of responsibilities and expectations of future performance. In setting base salaries, the level of an executive's responsibilities was given the greatest consideration. The cash incentive compensation was based upon attainment of annual goals and was earned as a percentage of salary. The eligibility to receive such cash incentive compensation was based upon achievement of targeted levels of total revenue and profitability of the Company and attainment of individual performance goals related to staffing and productivity. No one factor was a prerequisite to receiving incentive compensation.

    Stock options are designed to align the interests of executives with those of Stockholders, and further the growth, development and financial success of the Company. The Compensation Committee believes that granting equity incentives to the Company's management helps retain and motivate management. In determining the grants of stock options, the Compensation Committee takes into account the respective scope of responsibility and the anticipated performance requirements and contributions to the Company of each proposed optionee. In addition, stock options are awarded from time to time in connection with hiring or promoting executives. The Compensation Committee's decision to award equity incentives at the time of hiring or promotion is based upon the circumstances of a particular hiring or promotion, including the level of responsibility of the executive. All executive officers who held office during 1995 received options to purchase Common Stock of the Company, with exercise prices set at fair market value at the dates of grant, vesting over periods ranging from three to five years. The determination of the numbers of shares underlying the equity incentives provided to each executive was made by the Compensation Committee, primarily based upon the executive's level of responsibility.

    Mr. Hanauer served as Chief Executive Officer through November 1995, in addition to serving as Chairman of the Board. His compensation during 1995 consisted of a base salary of $15,000 per month and eligibility for additional incentive compensation in either cash or equity, as determined by the Compensation Committee. The Compensation Committee granted to Mr.

Hanauer an option to purchase 102,850 shares of Common Stock on January 4, 1995 at an exercise price of $1.875 per share. In March 1996, the Compensation Committee awarded to Mr. Hanauer $120,000 as incentive compensation in recognition of his contribution toward achievement of the Company's strategic and financial objectives with respect to the year 1995.

    Mr. Schuster was elected President and Chief Executive Officer effective December 1, 1995 and served in such capacities until his resignation effective February 13, 1996. Pursuant to his employment agreement, he received a beginning base salary of $350,000 per year, and eligibility for incentive compensation beginning with the year 1996. He also received an option, subject to Stockholder approval of an amendment to the Plan, to purchase 500,000 shares of Common Stock at an exercise price of $2.125 granted on November 21, 1995 which was to vest in five, equal annual installments. Due to his resignation, no incentive compensation was paid and his stock option was terminated.


                                            THE COMPENSATION COMMITTEE


                                            Lawrence S. Bacow
                                            Reuben S. Leibowitz


STOCK PRICE PERFORMANCE

    The following graph shows a five-year comparison of cumulative total stockholder return on the Company's Common Stock against the cumulative total return on the S&P 500 Stock Index and a peer group of the Company ("Peer Group"). The graph also includes the "1995 Peer Group," as described below. The comparison assumes $100 was invested on December 31, 1990 in each of the foregoing and that all dividends, if any, were reinvested.

    METHOD OF SELECTION OF 1995 PEER GROUP. To the best knowledge of the Company, its most significant competitors are privately held commercial real estate brokerage firms and, therefore, the Company was unable to construct a peer group containing companies whose sources of revenue and business are substantially similar to those of the Company. The peer group selected for the stock price performance graph presented in the Company's proxy statement last year was formed by selecting those public companies reported by Media General Financial Services ("Media General") as having a company-level Standard Industrial Classification ("SIC") Code the same as the Company's, excluding real estate investment trusts ("REIT's") (hereinafter referred to as the "1995 Peer Group"). The Company's company-level SIC Code is 6531, which relates to real estate agents and managers. The graph below shows, under the 1995 Peer Group, stock price performance of all those companies which would have been selected for this year's Peer Group if last year's method of selection were used, i.e., those which were reported by Media General as of December 31, 1995 as having the same SIC Code as the Company's, excluding REIT's. While no REIT's were reported by the Media General under SIC Code 6531 at December 31, 1995, Monmouth Capital Corporation ("Monmouth"), which primarily owns real estate investments, was reported. The 1995 Peer Group is comprised of the four companies listed below, Monmouth, and the Company.

    1996 PEER GROUP. The 1996 Peer Group was formed by selecting those public companies with the same company-level SIC Code as the Company as reported by Media General as of December 31, 1995, and which are not firms whose primary business activity involves ownership of real estate investments -- either REIT's or other entities (collectively, "real estate investment companies"). The Company believes that the stock price performance of a real estate investment company will be typically quite different than that of a real estate services company like the Company, because the sources of income, nature of assets (i.e., interests in real property), and other factors are dissimilar. In addition, a REIT must meet specific requirements regarding organizational structure and ownership, distributions and other items, and is exempt from regular federal corporate income taxes. The 1996 Peer Group companies so selected, in addition to the Company, are: The DeWolfe Companies, Inc., Kennedy-Wilson, Inc., Prime Management Group, Inc. and Westmark Group Holdings, Inc. Media General also reported Vacation Break U.S.A., Inc. as having the SIC Code 6531, but it is not included in this year's presentation because its initial public offering closed December 21, 1995. With the exception of the Company, none of such companies was publicly traded prior to February 1991. Dev-Tech Corporation was included in the peer group presentation in the 1995 proxy statement, but was not reported by Media General as of December 31, 1995.

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

     GRUBB & ELLIS COMPANY, S&P 500, 1996 PEER GROUP AND 1995 PEER GROUP
              (PERFORMANCE RESULTS THROUGH DECEMBER 31, 1995)

                         12/90       12/91      12/92       12/93       12/94       12/95
Grubb & Ellis          $100.00     $120.00    $ 80.00     $ 50.00     $ 32.00     $ 32.00
S&P 500                $100.00     $130.34    $140.25     $154.32     $156.42     $214.99
1996 Peer Group        $100.00     $116.45    $ 61.04     $ 48.13     $ 25.76     $ 19.12
1995 Peer Group        $100.00     $116.45    $ 61.04     $ 48.13     $ 25.76     $ 19.36

*Total return assumes reinvestment of dividends on a monthly basis.

                              RELATED PARTY TRANSACTIONS

    The following are descriptions of certain transactions and business relationships between the Company and its directors, executive officers, and principal Stockholders. See also, "Information About the Nominees for Director" regarding the Stockholders' Agreement, and "Compensation Committee Interlocks and Insider Participation" above.

    As a significant institutional investor in real estate, Prudential utilizes the services of the Company (and its competitors) on a regular basis. In the ordinary course of business, Prudential, its affiliates and franchisees paid the Company approximately $1.3 million during 1995 for management of several of its properties and for leasing and other real estate commissions. The Company also rents office space in the ordinary course of business under a long-term lease from a partnership of which Prudential is a general partner, paying approximately $1.1 million in rent during 1995.

    A limited partnership which is affiliated with the Company is a partner in a joint venture formed to develop an office building in southern California. As a permanent financing for the project, the joint venture borrowed $5.8 million on a non-recourse basis from Prudential in September 1990, secured by an unamortized first mortgage on the property, at a rate of 10.02% per year and a term maturing in September 1995. In April 1995, in response to the joint venture's inability to make the required interest payments, the joint venture entered into a forbearance agreement with Prudential providing for remittance of net operating income from the property during negotiations regarding resolution of the loan, and in November 1995, Prudential sold the loan to a third party.

                                       AUDITORS

    The firm of Ernst & Young LLP, certified public accountants, served as auditors of the Company for the 1995 and 1994 fiscal years. On February 5, 1996, the Board of Directors of the Company determined to change the Company's fiscal year from the calendar year ending December 31 to the period from July 1 to June 30 of each year, beginning with the fiscal year ending June 30, 1996. Ernst & Young LLP has been selected as auditors of the Company for the fiscal year ending June 30, 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. They will have an opportunity to make a statement if they desire to do so.

                         SUBMISSION OF STOCKHOLDER PROPOSALS

    The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for the Company's annual meeting. Proposals of stockholders for the 1997 annual meeting of stockholders, which will be held in 1997 after the 1997 fiscal year end, must be received at the Company's principal office a reasonable time before the mailing of the Company's proxy statement relating to the meeting in order to be considered for inclusion in the proxy statement.


                                REPORT TO STOCKHOLDERS

    The Company's 1995 Annual Report to Stockholders, containing audited financial statements for the fiscal year ended December 31, 1995, is being mailed to Stockholders with this Proxy Statement. STOCKHOLDERS MAY REQUEST A COPY OF THE ANNUAL REPORT FROM INVESTOR RELATIONS, GRUBB & ELLIS COMPANY, ONE MONTGOMERY STREET, TELESIS TOWER, SAN FRANCISCO, CALIFORNIA 94104.


                                            BY ORDER OF THE BOARD
                                            OF DIRECTORS

                                            /s/Robert J. Walner

                                            Robert J. Walner
                                            Corporate Secretary

                                                                     APPENDIX A

                                GRUBB & ELLIS COMPANY

                     1990 AMENDED AND RESTATED STOCK OPTION PLAN

                          AS AMENDED EFFECTIVE MAY 28, 1993

            1. PURPOSE. The purpose of the 1990 Amended and Restated Stock Option Plan (the "Plan") is to promote the interests of Grubb & Ellis Company (the "Company"), its subsidiaries and its stockholders, in retaining and attracting key persons associated with the Company and its subsidiaries who are in a position to contribute significantly to the success of the Company and its subsidiaries, by granting options ("Options") to such persons to purchase shares of its Common Stock, $.01 Par Value ("Shares"). This Plan is an amendment and restatement of the Company's 1981, 1982, 1983, 1984 and 1985 Stock Option Plans (Amended) ("Plans"), and includes further amendments as of May 28, 1993.

            2. EFFECTIVE DATE OF THE PLAN; TERM. Subject to approval by the holders of a majority of the outstanding shares of Common Stock of the Company voting on or before May 16, 1991, this Plan shall be effective as of May 16, 1990 ("Effective Date"). Upon becoming effective, this Plan shall continue in effect until such date as the Board of Directors of the Company discontinues the Plan; provided, however, that no "incentive stock Options" shall be granted under the Plan after May 16, 2000. Any such termination of the Plan shall not affect Options previously granted and such Options shall remain in full force and effect as if this Plan had not been terminated. On and after the Effective Date, all outstanding options under the previous Plans shall continue to be effective under this Plan upon the terms and conditions of the options as granted and amended prior to the Effective Date.

            3. ADMINISTRATION. This Plan shall be administered by the Compensation Committee appointed by the Board of Directors of the Company (the "Committee"). No member of the Committee shall be eligible to participate in this Plan while serving as a member of such Committee, nor shall any such member have been so eligible for one year prior to becoming a Committee member.
Subject to the provisions of this Plan, the Committee shall have sole authority, in its absolute discretion, to determine which eligible persons shall receive Options (the "Optionees"), the dates when Options shall be granted, the terms of such Options (which may differ from one another), the number of Shares to be optioned, and the exercise price of such Options, and shall have authority to do everything necessary or appropriate to administer this Plan, including, without limitation, interpreting this Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company and its subsidiaries, and all Optionees.

                                          1.

            4. ELIGIBILITY. The Committee may grant Options to any key employee of the Company or of any of its subsidiaries, whether presently in existence or hereinafter organized or acquired; and to any director of the Company, whether or not such director is an employee; provided, however, that directors who are members of the Compensation Committee of the Board of Directors of the Company are not eligible to receive Options under the Plan. On and after such date when securities issuable under the Plan to independent contractors are registrable on a Form S-8 or similar registration statement, or otherwise when securities compliance becomes similarly simplified, in the judgment of the appropriate corporate officers of the Company, upon written notification to the Committee, the Committee may grant "non-qualified" Options (see below) to any key independent contractor associated with the Company or any of its subsidiaries, subject to the above limitation on members of the Compensation Committee. As of the Effective Date, independent contractors are not eligible to be granted Options under the Plan. A key employee or key independent contractor associated with the Company is one whose duties and/or authority are such that, in the judgment of the Committee, he or she is in a position to contribute significantly to the success of the Company or any of its subsidiaries.

            5. STOCK TO BE OPTIONED. The maximum number of Shares of authorized, but unissued, or reacquired Common Stock of the Company, which may be optioned and sold under this Plan is, as of the Effective Date, 1,350,000 Shares. Outstanding Options under the previous Plans will be subject to and authorized by this Plan. On and after the Effective Date, Shares subject to expired or cancelled Options will be available for regrant of Options. The Shares authorized will be available for the grant of either "incentive stock
Options" (see below) or non-qualified Options.   Except as set forth in this
paragraph, as of the Effective Date, the authorization of Shares under the previous Plans shall be cancelled.

            6.     GRANTING OF OPTIONS.

            (a) Options may be granted pursuant to this Plan at any time during its term. Options granted may be either incentive stock Options ("ISOs") meeting the requirements of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or "non-qualified Options" which do not meet such requirements; provided, however, that ISOs shall be granted only to eligible employees. Each Option grant shall be consistent with the terms of this Plan. No Option granted pursuant to this Plan shall be exercisable more than ten years after the date of grant, unless the Committee determines otherwise with respect to individual Option grants or for all Options or Optionees; provided, however, that no ISO granted to an Optionee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company at the date of grant shall be exercisable more than five years after the date of grant.

            (b) DOLLAR LIMITATION ON ISOS GRANTED BEFORE JANUARY 1, 1987. The aggregate fair market value (determined as of the date the Option is granted) of the Shares for which any employee may be granted ISOs in any calendar year under this Plan and under any other plan of the Company, its subsidiaries and/or any parent corporation before January 1, 1987, shall not

                                          2.

exceed $100,000 plus any "unused limit carryover" to such year. If $100,000 exceeds the aggregate fair market value (determined as of the date the Option is granted) of the Shares for which an employee was granted ISOs in any calendar year after 1980, under any ISO plan of his or her employer corporation and its parent and subsidiary corporations, then one-half of such excess shall be "unused limit carryover" to each of the three succeeding calendar years. The amount of the unused limit carryover for any calendar year which may be taken into account in any succeeding calendar year shall be the amount of such carryover reduced by the amount of such carryover which was used in prior calendar years. For purposes of the foregoing sentence, the amount of ISOs granted during any calendar year shall be treated as first using up the $100,000 limitation of the first sentence of this Section 6(b), and then shall be treated as using up unused limit carryovers to such year in the order of the calendar years in which the carryovers arose.

            (c) DOLLAR LIMITATION ON ISOS GRANTED AFTER DECEMBER 31, 1986. For ISOs granted after December 31, 1986, the aggregate fair market value (determined as of the respective date or dates of grant) of the Shares with respect to which ISOs may first be exercisable under the Plan (or any other plan of the Optionee's employer corporation or its parent or subsidiary corporation) during any one calendar year shall not exceed the sum of $100,000.

            7. OPTION PRICE. The Option price for each Share purchasable upon exercise of Options granted pursuant to this Plan either shall be its fair market value or, in the case of non-qualified Options only, may be such other price as the Committee shall determine which shall be at least 50% of the fair market value of such Share, at the date of grant of the Option; provided, however, that the exercise price of ISOs granted to an Optionee who owns stock possessing more than 10% of the total combined voting power of all classes of the Company at the date of grant shall be set at not less than 110% of the fair market value per Share at the date of grant. The fair market value of the Shares on any given date shall be determined by reference to the closing market price per Share on the New York Stock Exchange Composite Reporting System (or on such other major trading market or exchange on which the Company's Common Stock is then traded) on the trading date next preceding such date.

            8.     VESTING OF OPTIONS.

            (a) The vesting period of each Option granted shall be as determined by the Committee; provided, that if a vesting period is not specified by the Committee, the number of Shares granted to an optionee shall be divided into three, equal installments. The first such installment shall vest, and the Option shall be exercisable with respect to the Shares included in such installment, on the date one year after the grant of the Option, and each succeeding installment shall vest, and the Option shall be exercisable with respect to the Shares included therein, annually thereafter.

                                          3.

            (b) Notwithstanding the foregoing, Options granted pursuant to this Plan shall vest immediately upon the occurrence of any of the following events (hereafter referred to as "Acceleration"): (i) at the election of the Committee with respect to Options specifically designated; (ii) the merger or combination of the Company with another corporation, when as a result thereof the shareholders of the Company immediately preceding such merger or combination shall immediately thereafter own less than 50% of the outstanding shares of the surviving corporation which at the time shall have, by the terms thereof, the ordinary voting power to elect the directors of such corporation; (iii) a tender offer or single transaction (other than a merger or combination of the Company with another corporation) which in either case results in a change in ownership of 33-1/3% or more of the outstanding shares of Common Stock of the Company; (iv) a sale to an unrelated party of substantially all of the assets of the Company; or (v) a substantial partial or complete liquidation of the Company.

            9.     EXERCISE OF OPTIONS.

            (a) An Option may be exercised when installments vest and at any time from time to time thereafter during the specified term of the Option with respect to all or a portion of the Shares covered by such vested installments; provided, that not less than ten Shares may be purchased at any one time unless the number purchased is the total number at the time purchasable under such Option and only whole Shares may be purchased; and further subject to the restrictions contained in this Section 9.

            (b) An ISO granted before January 1, 1987 shall not be exercisable while there is "outstanding" any ISO which was granted before the granting of such Option to such Optionee to purchase stock in the Company or in a corporation which (at the date such Option is granted) is a parent or subsidiary corporation of the Company, or in a predecessor corporation of any of such corporations. For purposes of the foregoing sentence, any ISO shall be treated as "outstanding" until such Option is exercised in full or expires by reason of lapse of time.

            (c) An Option may be exercised by delivery of written notice of such exercise to the Company at its principal business office by the Optionee, together with one of the following:

            1) full cash payment for the Shares with respect to which the Option is exercised, in the form of a check payable to the Company in the amount of the aggregate purchase price;

            2) full payment for the Shares with respect to which the Option is exercised in the form of shares of common stock of the Company already owned by the Optionee having a fair market value (determined in accordance with Paragraph 7) equal to the aggregate purchase price of the Shares;

                                          4.

            3) full payment for the Shares with respect to which the Option is exercised in the form of a combination of cash and already-owned shares;

            4) in the discretion of the Committee, payment on an installment basis by making an initial payment and thereafter paying the balance of the exercise price within a term not to exceed ten years from the date of exercise (or sooner upon termination of employment for any reason other than incapacity, retirement or death);

            5) if offered by the Committee, an executed subscription agreement and promissory note upon such terms and conditions as the Company may require, which shall evidence the Optionee's irrevocable agreement to purchase the Shares within one year of such notice.

      Until the issuance of the stock certificate, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to optioned Shares notwithstanding the exercise of the Option. No adjustment will be made for any dividend or distribution in respect of the Shares for which the record date is prior to the date the stock certificate is issued except as provided in Section 13.

            (d) An Option may be exercised by the Optionee either while he or she is, and has continually been since the date of the grant of the Option, an employee of the Company, its subsidiaries, its parent or its successor companies, or a director of the Company, or within three months after termination of such status, except that if his or her continuous employment or service as a director terminates by reason of his or her death, to the extent that installments have vested and remain unexercised on the date of the Optionee's death, such Option of the deceased Optionee may be exercised within one year after the death of such Optionee, by (and only by) the person or persons to whom his or her rights under such Option shall have passed by will or by the laws of descent and distribution.

            (e) A non-qualified Option granted to an Optionee while associated with the Company or its subsidiaries as an independent contractor may be exercised under the same conditions as that of an employee Optionee described in Paragraph 9(d) above, except that "associate" and "association" shall be substituted for "employee" and "employment," respectively.

            10. OPTIONS NOT TRANSFERABLE. Options granted under this Plan may not be sold, pledged, assigned, or transferred in any manner otherwise than by will or the laws of descent or distribution, and may be exercised during the lifetime of an Optionee only by such Optionee.

            11. CANCELLATION AND NEW GRANT OF OPTIONS. The Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected Optionees, the cancellation of any or all outstanding Options under the Plan and to grant in substitution

                                          5.

therefor new Options under the Plan covering the same or a different number and class of shares of stock and having an Option price per share on the new grant date set according to Paragraph 7 above, and a new vesting schedule commencing on such date.

            12.    AMENDMENT OR TERMINATION OF THE PLAN.

            (a) The Board of Directors of the Company may amend this Plan from time to time in such respects as it may deem advisable; provided, however, that without stockholder approval, the Board of Directors may not amend the Plan to effect an increase in the number of Shares authorized for the grant of Options to a number greater than is authorized hereunder.

            (b) The Board of Directors of the Company may at any time terminate this Plan. Any such termination of this Plan shall not affect Options previously granted and such Options shall remain in full force and effect as if this Plan had not been terminated.

            (c) The Committee may amend or modify outstanding Options issued under the Plan in any or all aspects whatsoever not inconsistent with terms of the Plan; provided, however, that no such amendment or modification shall adversely affect the rights of an Optionee with respect to Options at the time outstanding under the Plan unless the Optionee consents to such amendment.

            13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. If all or any portion of an Option is exercised subsequent to any of the following kinds of changes in the outstanding Common Stock of the Company: a stock dividend, stock-split, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property for stock, corporate separation, reorganization or liquidation; and if as a result shares of any class shall be issued in respect of outstanding shares of Common Stock or shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes; then the Optionee, upon exercising such an Option, shall receive, for the aggregate price paid, the aggregate number and class of Shares which he or she would have been holding following any and all such changes in the outstanding Common Stock of the Company as if Shares (as authorized at the date of the granting of such Option) had been purchased by him or her at the date of granting of such Option for the same aggregate price (on the basis of the price per Share provided in such Option) and had not been disposed of; provided, however, that no fractional Share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional Share not issued. In the event of any such change in the outstanding Common Stock of the Company, the aggregate number and class of Shares remaining available under this Plan shall be that number and class which a person, to whom an Option had been granted for all of the available Shares under this Plan on the date preceding such change, would be entitled to receive as provided in the first sentence of this Section 13.

                                          6.

            14. AGREEMENT AND REPRESENTATIONS OF OPTIONEE. As a condition to the exercise of any portion of an Option, the Company may require the Optionee of such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required under the Securities Act of 1933, as amended, or any other applicable law, regulation or rule of any governmental agency.

            15. RESERVATION OF SHARES OF COMMON STOCK. The Company during the term of this Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority, in order to issue and sell such number of Shares of its Common Stock as shall be sufficient to satisfy the requirements of this Plan. Inability of the Company to obtain from any regulatory body having jurisdiction authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any Shares of its Common Stock hereunder shall relieve the Company of any liability in respect to the non-issuance or sale of such stock as to which such requisite authority shall not have been obtained.

            16.    MISCELLANEOUS.

                   (a) No person shall have any claim or right to be granted an Option under this Plan. The grant of an Option under this Plan shall not confer any right on the Optionee to continue in the employ of or association with the Company or limit in any way the right of the Company to terminate such employment or association.

                   (b) The Company shall have the right to condition exercise of Options granted pursuant to this Plan upon satisfactory arrangements to assure that, to the extent the exercise of such Options shall result in realization by the person exercising such Options of income subject to a requirement that taxes be withheld with respect to such income, the amount of such taxes shall be provided by the Optionee at the time of exercise of the Options or the number of Shares issuable upon such exercise shall be reduced and withheld to satisfy such tax obligations.

                                          7.

                                      EXHIBIT A

                                GRUBB & ELLIS COMPANY

                               SECOND AMENDMENT TO THE

               1990 AMENDED AND RESTATED STOCK OPTION PLAN, AS AMENDED

      Grubb & Ellis Company (the "Company"), by resolution of its Board of Directors and approval of its stockholders, has adopted this Second Amendment to the Company's 1990 Amended and Restated Stock Option Plan, as amended (the "Plan") pursuant to Section 12(a) of the Plan, effective as of November 21, 1995.

      1. The first sentence of Section 5 of the Plan is hereby amended to read as follows:

             "The maximum number of Shares of authorized, but unissued, or reacquired Common Stock of the Company, which may be optioned and sold under this Plan is 1,500,000 shares."

      2. Section 9(d) of the Plan is hereby amended to read in its entirety as follows:

             "Except as otherwise provided in the option agreement or form of grant with respect to an Option, an Option may be exercised by the Optionee either while he or she is, and has continually been since the date of the grant of the Option, an employee of the Company, its subsidiaries, its parent or its successor companies, or a director of the Company, or within three months after termination of such status, except that if his or her continuous employment or service as a director terminates by reason of his or her death, to the extent that installments have vested and remain unexercised on the date of the Optionee's death, such Option of the deceased Optionee may be exercised within one year after the death of such Optionee, by (and only by) the person or persons to whom his or her rights under such Option shall have passed by will or by the laws of descent and distribution."

      I hereby certify that the foregoing Second Amendment to the Plan was duly adopted by the Company's Board of Directors on February 22, 1996 and duly approved by the Company's stockholders on _________________ , 1996.


                                       ----------------------------------------
                                       Carol Vanairsdale
                                       Assistant Secretary

PROXY                       GRUBB & ELLIS COMPANY                         PROXY

                FOR THE ANNUAL MEETING OF STOCKHOLDERS - MAY 14, 1996

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned, being a stockholder of Grubb & Ellis Company (the "Company") and having received the Notice of Annual Meeting of Stockholders dated April 5, 1996 and the accompanying Proxy Statement, appoints Robert J. Walner and James
E. Klescewski and each or any of them as Proxy Holders, with full power of substitution, to represent and vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Sheraton Palace Hotel, 2 New Montgomery Street, San Francisco, California in the Sea Cliff Room on Tuesday, May 14, 1996 at 9:00 a.m. or at any and all adjournments thereof, with all powers which the undersigned would possess if personally present.

  The shares represented by this Proxy will be voted in the manner directed herein by the undersigned. If no direction is made, the Proxy will be voted "FOR" all nominees listed under the "Election of Directors," all of whom have been nominated by the Board of Directors, and "FOR" the amendment to the stock option plan as more fully described in the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement. If any of the nominees listed should become unavailable prior to the Annual Meeting, the Proxy will be voted for any substitute nominee or nominees designated by the Board of Directors. The undersigned ratifies and confirms all that said Proxy Holders or their substitutes may lawfully do by virtue hereof.

            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN
                                THE ENVELOPE PROVIDED.

                    (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                                GRUBB & ELLIS COMPANY
        PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTORS AND FOR PROPOSAL 2.

1. ELECTION OF DIRECTORS --            FOR  WITHHOLD  FOR ALL (Except
                                                      Nominee(s) written below)
                                                      -------------------------

   NOMINEES:  Joe F. Hanauer,
   Neil R. Young, R. David Anacker,
   Lawrence S. Bacow, Reuben S.
   Leibowitz, Robert J. McLaughlin,
   and John D. Santoleri

2. APPROVAL OF AN AMENDMENT TO THE     FOR  AGAINST   ABSTAIN
   1990 AMENDED AND RESTATED STOCK
   OPTION PLAN

                                       3. In accordance with the judgments of
                                          the Proxy Holders, upon such other
                                          business as may properly come before
                                          the meeting and at any and all
                                          adjournments thereof.

                                       [ ] Mark here for address change and
                                           indicate.

                                       Signature:________________Date:_________

                                       Signature:________________Date:_________
                                       Please date and sign exactly as your
                                       name appears hereon.  Joint owners
                                       should each sign.  The full title or
                                       capacity of any person signing for a
                                       corporation, partnership, trust or
                                       estate should be indicated.